EX-12

                Computation of Ratio of Earnings to Fixed Charges

                                              Twelve Months Ended
                                 Dec.31  Dec.31  Dec.31  Dec.31  Dec.31  Sep.30
                                  1989    1990    1991    1992    1993    1994
                                             (Thousands of Dollars)
Fixed Charges:
Interest on long-term debt     $ 15,051  14,913  15,120  16,292  16,166  15,437
Other interest                    2,301     860   1,605     586     596   1,570
Interest component of rents
 charged to operating expenses      274     262     232     214     183     173

Total Fixed Charges            $ 17,626  16,035  16,957  17,092  16,945  17,180

Earnings:
Net income                     $ 28,627  27,026  29,510  19,217  18,987  22,572
Income taxes                     18,726  18,527  17,382   9,698   9,464  10,861
Fixed charges                    17,626  16,035  16,957  17,092  16,945  17,180

Total Earnings                 $ 64,979  61,588  63,849  46,007  45,396  50,613

Earnings/Fixed Charges            3.69x   3.84x   3.77x   2.69x   2.68x   2.95x


     Computation of Ratio of Earnings to Fixed Charges & Preferred Dividends

                                             Twelve Months Ended
                                 Dec.31  Dec.31  Dec.31  Dec.31  Dec.31  Sep.30
                                  1989    1990    1991    1992    1993    1994
Fixed Charges &                              (Thousands of Dollars)
Preferred Dividends:
Interest on long-term debt     $ 15,051  14,913  15,120  16,292  16,166  15,437
Other interest                    2,301     860   1,605     586     596   1,570
Interest component of rents
 charged to operating expenses      274     262     232     214     183     173

Total Fixed Charges            $ 17,626  16,035  16,957  17,092  16,945  17,180

Preferred Dividends     (a)       3,851   3,785   3,438   3,104   3,604   3,633

Total Fixed Charges &
 Preferred Dividends           $ 21,477  19,820  20,395  20,196  20,549  20,813

Earnings:
Net income                     $ 28,627  27,026  29,510  19,217  18,987  22,572
Income taxes                     18,726  18,527  17,382   9,698   9,464  10,861
Fixed charges                    17,626  16,035  16,957  17,092  16,945  17,180

Total Earnings                 $ 64,979  61,588  63,849  46,007  45,396  50,613

Earnings/Fixed Charges
 & Preferred Dividends            3.03x   3.11x   3.13x   2.28x   2.21x   2.43x


(a) Preferred dividends, as defined (not including preference dividends), have been adjusted by multiplying the requirement by the ratio that income before income taxes bears to net income. Such ratios were as follows: 165% in 1989, 169% in 1990, 159% in 1991, 151% in 1992,
      150% in 1993 and 148% in 1994.